Exhibit 99.(d)(1)

FORM OF

AVS LISTED PRIVATE EQUITY PORTFOLIO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Investment Advisory and Management Agreement (the “Agreement”) is made and entered into as of                          , 2008, between ALPS Variable Insurance Trust, an open-end series management investment company organized as a Delaware statutory trust (the “Trust”), on behalf of the AVS Listed Private Equity Portfolio (the “Portfolio”), a series of the Trust, and ALPS Advisers, Inc., a corporation organized under the laws of the State of Colorado (the “Adviser”).

WHEREAS the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS the Trust desires to retain the Adviser, and the Adviser is willing to serve, as the Portfolio’s investment adviser with full discretion to manage the investments of the Portfolio, subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.  Employment of the Adviser. The Trust hereby employs the Adviser to manage the investment and reinvestment of the Portfolio’s assets in the manner set forth in Section 2(A) of this Agreement and to provide the other services set forth in Section 2 of this Agreement, subject to and in accordance with this Agreement and the investment objectives, policies and restrictions set forth in the prospectus and statement of additional information contained in the Portfolio’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) currently in effect and as supplemented and/or amended from time to time (respectively the “Registration Statement,” the “Prospectus” and the “SAI”).  The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Portfolio in any way or otherwise be deemed an agent of the Portfolio.

2.  Obligation of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.    Investment Advisory & Management Services.

(1)      The Adviser shall have overall supervisory responsibility for the general management and investment of the Portfolio’s assets and securities portfolio subject to and in accordance with the investment objectives, policies and restrictions of the Portfolio set forth in its Prospectus and SAI, and any directions which the Portfolio’s Trustees may issue to the Adviser from time to time.

(2)      The Adviser shall provide overall investment programs and strategies for the Portfolio, shall revise such programs as necessary and shall monitor and report periodically to the Trustees concerning the implementation of the programs.

(3)      The Portfolio and the Adviser intend to appoint one or more sub-advisers (each, a “Sub-Adviser” and collectively, the “Sub-Advisers”), each such Sub-Adviser to have full investment discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Portfolio’s assets assigned to that Sub-Adviser and the purchase and sale of portfolio securities with those assets, all within the Portfolio’s investment objectives, policies and restrictions set forth in the Portfolio’s Prospectus and SAI, subject to and consistent with applicable law, and the Portfolio will take such steps as may be necessary to implement such appointments. The Adviser shall not be responsible or liable for the investment merits of any decision by a Sub-Adviser to purchase, hold or sell a security for the Portfolio. The Adviser shall advise the Trustees of the Portfolio which Sub-Advisers the Adviser believes are best suited to invest the assets of the Portfolio; shall monitor and evaluate the investment performance of each Sub-Adviser employed by the Portfolio; shall allocate and reallocate the portion of the Portfolio’s assets to be managed by each Sub-Adviser; shall recommend changes of or additional Sub-Advisers when deemed appropriate by the Adviser; shall coordinate and monitor the investment activities of the Sub-Advisers to ensure compliance with the Portfolio’s investment objectives, policies and restrictions and applicable laws, including the Investment Company Act and the Internal Revenue Code of 1986, as amended; shall have full investment discretion to make all determinations with respect to the investment of the Portfolio’s assets not then managed by a Sub-Adviser; and shall implement procedures reasonably designed to ensure that the Sub-Adviser comply with the Portfolio’s investment objectives, policies and restrictions.

(4)  The Adviser shall render regular reports to the Portfolio, at regular meetings of the Trustees, of, among other things, the decisions that it has made with respect to the allocation of the Portfolio’s assets among the Sub-Advisers.

(5)  The Adviser shall comply – and to the extent the Adviser takes or is required to take action on behalf of the Portfolio hereunder shall cause the Portfolio to comply – with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment objectives, policies, restrictions and procedures adopted by the Portfolio and the Portfolio’s Registration Statement, Declaration of Trust and By-laws.

B.  Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Adviser will make available and provide financial, accounting and statistical information concerning the Adviser required by the Portfolio in the preparation of registration statements, reports and other documents required by Federal and state securities laws, and such other information as the Portfolio may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Portfolio’s shares.

C.       Other Obligations and Services.

(l)  The Adviser will make available its officers and employees to the Trustees and officers of the Portfolio for consultation and discussions regarding the administration and management of the Portfolio and its investment activities.

(2)  The Adviser will adopt a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and of Rule 17j-1 under the 1940 Act, and will provide the Portfolio with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, or at any other time required by the Board of Trustees, the President or a Vice President or other officer of the Adviser shall certify to the Portfolio that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Portfolio, the Adviser shall permit the Portfolio, its employees or its agents to examine the reports required to be made by the Adviser by Rule 17j-1(c)(2)(ii).

(3)  The Adviser will maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with Rule 206(4)-7 of the Advisers Act and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act).  The Adviser also will provide the Portfolio’s Chief Compliance Officer with periodic reports regarding the Adviser’s compliance with the Federal Securities Laws and the Adviser’s compliance policies and procedures, which may include, from time to time, a copy and/or summary of such compliance policies and procedures, and a report of the annual review determining the effectiveness of such compliance policies and procedures.

(4)  The Adviser (or upon designation by the Adviser, one or more Sub-Advisers) will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested from time to time in accordance with such policies as shall be determined by the Adviser, and reviewed and approved by the Board of Trustees.

3.     Execution and Allocation of Portfolio Brokerage Commissions. The Sub-Advisers, subject to and in accordance with any directions the Portfolio may issue from time to time, shall place, in the name of the Portfolio, orders for the execution of the Portfolio’s transactions. When placing such orders, the obligation of each Sub-Adviser shall be as provided in the applicable Sub-Advisory Agreement. The Adviser will oversee the placement of orders by Sub-Advisers in accordance with their respective Sub-Advisory Agreements and will render regular reports to the Portfolio of the total brokerage business placed on behalf of the Portfolio by the Sub-Advisers and the manner in which such brokerage business has been allocated.

The Portfolio hereby agrees that any entity or person associated with the Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Portfolio to the extent and as permitted by Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended (“1934 Act”).

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the 1934 Act, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Portfolio an amount of commission for effecting a Portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Portfolio or its other investment advisory clients.  To the extent authorized by said Section 28(e) and the Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

4.     Expenses of the Portfolio. It is understood that the Portfolio will pay all its expenses other than those expressly assumed by the Adviser, which expenses payable by the Portfolio shall include:

A.	Fees of the Adviser;

B.	Expenses of all audits by independent public accountants;

C.

Expenses of administrator, transfer agent, pricing services, bookkeeping services, registrar, dividend disbursing agent and shareholder record keeping services (including reasonable fees and expenses payable to the Adviser, or an affiliate of the Adviser, for such services);

D.	Expenses of custodial services;

E.	Expenses of obtaining quotations for calculating the value of the Portfolio’s net assets;

F.	Salaries and other compensation of any of its executive officers and employees who are not officers, directors, stockholders or employees of the Adviser or any of its affiliates;

G.	Taxes levied against the Portfolio and the expenses of preparing tax returns and reports;

H.	Brokerage fees and commissions in connection with the purchase and sale of securities for the Portfolio;

I.	Expenses associated with any offering (subject to any written agreement by the Adviser or an affiliate of the Adviser to reimburse any portion of such expenses);

J.	Costs, including the interest expense, of borrowing money;

K.

Costs and/or fees incident to Trustee and shareholder meetings of the Portfolio, the preparation and mailings of proxy material, prospectuses and reports of the Portfolio to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Portfolio’s legal existence, membership dues and fees of investment company industry trade associations, the listing (and maintenance of such listing) of the Portfolio’s shares on stock exchanges, and the registration of shares with Federal and state securities authorities;

L.

Legal fees and expenses (including reasonable fees for legal services rendered by the Adviser or its affiliates), including the legal fees related to the registration and continued qualification of the Portfolio’s shares for sale;

M.	Costs of printing stock certificates representing shares of the Portfolio, if any;

N.	Trustees’ fees and expenses of Trustees who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

O.	Fees for the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; and

P.	Fees payable to Federal and state authorities in connection with the registration of the Portfolio’s shares.

Q.	Nonrecurring and extraordinary expenses incurred by the Trust or a Portfolio, such as indemnification payments or damages awarded in litigation or settlements made.

5.  Representations

A.	The Portfolio makes the following representations to the Adviser:

(1)	The Portfolio is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

(2)

The execution, delivery and performance by the Portfolio of this Agreement are within the Portfolio’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Portfolio for the execution, delivery and performance by the Portfolio of this Agreement.

(3)

The execution, delivery and performance by the Portfolio of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Portfolio’s Declaration of Trust, or (iii) any agreement, judgment, injunction, order decree or other instrument binding upon the Portfolio.

(4)	This Agreement is a valid and binding agreement of the Portfolio, enforceable against it in accordance with the terms hereof.

B.	The Adviser makes the following representations to the Portfolio:

(1)	The Adviser is a Colorado corporation duly registered as an investment adviser under the Advisers Act.

(2)

The Adviser will discharge its duties as investment adviser to the Portfolio in accordance with the applicable provisions of the 1940 Act and the Advisers Act and of the rules and regulations thereunder.

(3)

The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholders, and Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

(4)

The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(5)	This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

6.      Activities and Affiliates of the Adviser.

A.     The services of the Adviser to the Portfolio hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. The Adviser shall use the same skill and care in the management of the Portfolio’s assets as it uses in the administration of other accounts to which it provides asset management, consulting and portfolio manager selection services, but shall not be obligated to give the Portfolio more favorable or preferential treatment vis-a-vis its other clients.

B.      Subject to, and in accordance with, the Declaration of Trust and By-Laws of the Trust and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents and shareholders of the Portfolio are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders of the Adviser or its affiliates; that directors, officers, agents and stockholders of the Adviser or its affiliates are or may be interested in the Portfolio as Trustees, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Portfolio as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Trust, By-Laws and the 1940 Act.

6.  Fees for Services: Compensation of Adviser and Sub-Advisers. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Portfolio in accordance with the attached Exhibit A. The Adviser will compensate the Sub-Advisers as provided in the Sub-Advisory Agreement entered into with the Sub-Advisers from time to time.

7.      Liabilities of the Adviser.

A.     In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

B.      No provision of this Agreement shall be construed to protect any Trustee or officer of the Portfolio, or the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

8.      Renewal and Termination.

A.     This Agreement shall continue in effect for two years from the date of this Agreement and shall continue from year to year thereafter provided such continuance is specifically approved at least annually by (i) the Portfolio’s Board of Trustees or (ii) a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder.

B.      This Agreement:

(a)      may at any time be terminated without the payment of any penalty either by vote of the Trustees of the Portfolio, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Adviser;

(b)      shall immediately terminate in the event of its assignment (as that term is defined in the 1940 Act); and

(c)      may be terminated by the Adviser on sixty (60) days’ written notice to the Portfolio.

C.      Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid, to the other party to this Agreement at its principal place of business.

9.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.   Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of that state.

11.   Interpretation. Nothing herein contained shall be deemed to require the Portfolio to take any action contrary to this Agreement and its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Portfolio.

12.   Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties.

13.   Amendment.  No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Portfolio.

14.   Headings.  The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.   Force Majeure.  The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

16.   Records.  The records relating to the services provided under this Agreement shall be the property of the Portfolio and shall be under its control; however, the Portfolio shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties.  In the event of the termination of this Agreement, such records shall promptly be returned to the Portfolio by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain copies of any such records that are required by law.  The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Portfolio has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities.

17.   Notice/Separate Portfolios.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Portfolio.  Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio.  Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Trust is deemed to relate solely to the particular Portfolio to which such transaction relates.  Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio.  The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the other Portfolios for any reason.

— Signature page follows —

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

ALPS ADVISERS, INC., A Colorado corporation	ALPS VARIABLE INSURANCE TRUST, a Delaware business trust, on behalf of the AVS Listed Private Equity Portfolio

By:
By:
Name:	Name:
Title:	Title:

EXHIBIT A

ADVISORY FEE

For the investment advisory and management services provided to the Portfolio pursuant to Section 2 of this Agreement, the Portfolio will pay to the Adviser, on or before the 10th day of each calendar month, a fee calculated and accrued daily and payable monthly by the Portfolio for the previous calendar month at the annual rate of 0.85% of the Portfolio’s average daily net assets.

The fees shall be pro rated for any month during which this Agreement is in effect for only a portion of the month.